SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Preliminary Proxy Statement
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Definitive Proxy Statement
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X	Soliciting Material Under Rule 14a-12

OMEGA PROTEIN CORPORATION

(Name of Registrant as Specified in its Charter)

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
WYNNEFIELD CAPITAL, INC. PROFIT SHARING & MONEY PURCHASE PLAN
NELSON OBUS
JOSHUA H. LANDES
Michael N. Christodolou

David H. Clarke

James L. Sherbert, Jr.

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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On May 12, 2016, Wynnefield Capital, Inc. and its affiliates issued a press release.

A copy of the press release is filed herewith as Exhibit A.

Additional Information and Where to Find It

Wynnefield Partners Small Cap Value, L.P.; Wynnefield Partners Small Cap Value, L.P. I; Wynnefield Small Cap Value Offshore Fund, Ltd.; Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan; Wynnefield Capital Management, LLC; Wynnefield Capital, Inc.; Joshua H. Landes; and Nelson Obus (collectively, “Wynnefield Capital”) together with Michael N. Christodolou, David H. Clarke and James L. Sherbert, Jr. are participants in the solicitation of proxies from stockholders in connection with the 2016 Annual Meeting of Stockholders (the "Annual Meeting") of Omega Protein Corporation (the "Company"). Wynnefield Capital intends to file a proxy statement (the "2016 Proxy Statement") with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for the Annual Meeting unless it withdraws its nominations.

Wynnefield Capital may be deemed to beneficially own 1,752,636 shares of the Company's common stock, representing approximately 7.9% of the Company's outstanding common stock. None of the other participants own any shares of the Company's common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2016 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after any filing of its definitive 2016 Proxy Statement with the SEC, Wynnefield Capital intends to mail the definitive 2016 Proxy Statement and an accompanying proxy card to some or all stockholders pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2016 Proxy Statement and any other documents filed by Wynnefield Capital with respect to the Company with the SEC in connection with the Annual Meeting at the SEC's website (http://www.sec.gov).

EXHIBIT A

Wynnefield Capital Comments on Omega PROTEIN’s

FIRST QUARTER FINANCIAL RESULTS

On Earnings Call Omega Reaffirms “HOPE” that Human Nutrition Business Can One Day Grow, While Segment Drags on Highly Profitable Animal Nutrition Business

Omega calls Wynnefield Nominee Clarke “Well Qualified,” Nominates Him to Board

Wynnefield to File Proxy in Near Future

NEW YORK, MAY 12, 2016 – Wynnefield Capital, and its affiliates (collectively, “Wynnefield Capital”), long-term stockholders of Omega Protein Corporation (NYSE: OME) (“Omega” or the “Company”) with an approximate 7.9% ownership interest (as of May 11, 2016), today commented on Omega’s first-quarter 2016 financial results, reported on May 4, 2016.

“Omega’s financial results and comments made on the Company’s analyst call once again expose a Board and a management team that is committed to a failed business strategy,” said Nelson Obus, President of Wynnefield Capital.

The following is an exchange that occurred during Omega’s first quarter 2016 earnings call of May 5, 2016, between Timothy Ramey, an analyst at Pivotal Research, and Brett Scholtes, CEO of Omega:

Timothy S. Ramey: So, other than the sort of crying over spilt milk, we paid $160 million for these assets, maybe they're only worth $100 million if we try to monetize them today. I mean, we're just kind of done here, aren't we? It's sort of – it seems to me your analysis is correct. And if you're right and I have no reason to believe you're not, if Bioriginal is the majority of that business, we did in two minutes what your committee did in nine months. Let's buy back some stock and move on.

Bret D. Scholtes: I agree with you.

Timothy S. Ramey: Thanks.

Bret D. Scholtes: So, thank you, Tim.

Having now “spilt” $60 million, representing stockholder capital of $3 per share, Wynnefield fears that the remaining $100 million has already been wasted as well.

Mr. Obus continued, “Based on our conservative projections, Wynnefield believes that Omega has now lost at least $7 per share in stockholder value due to its failed efforts to enter the Human Nutrition business. Given the Company’s strong presence and exceptional long-term performance in the Animal Nutrition business (operating income and gross profit nearly doubling year over year), stockholders are left wondering what could have been - and what should have been - but for Omega’s ill-conceived foray into its Human Nutrition business. We further note the huge waste of the Company’s human capital – the great amount of time, energy and effort spent by management and the Board trying to make Human Nutrition a viable business that could have been spent making Animal Nutrition even more profitable.

“Even worse is the Company’s reaffirmation of its disastrous decisions following a nine-month ‘strategic review’ process, which yielded no meaningful initiatives to drive stockholder value, including a non-binding, discretionary stock buy-back program which the Company may not even implement. Wynnefield believes that Omega’s failure to maximize stockholder value by refusing to address / rectify its mistakes in Human Nutrition is a serious breach of the Board’s fiduciary responsibility to the stockholders of this Company.

“Omega has filed a preliminary proxy statement and a letter to stockholders, claiming that the rise in the Company’s stock price reflects the competence of management and the Board. In our view, nothing could be further from the truth. Wynnefield believes that the rise of Omega’s stock price is the result of four dynamics, which collectively overcame the Company’s misguided allocation of capital, defective business judgment and poor corporate governance. Notably missing from these dynamics is any positive contribution to Omega’s financial performance or share price from the Company’s Human Nutrition business.” Wynnefield believes these dynamics include:

•	A significant improvement in the macros of the Animal Nutrition business – the highly profitable driver of the Company’s past, current and future growth.

•	The investment community’s attention, which Wynnefield has drawn, to the growth potential of Omega’s Animal Nutrition segment – a segment that has generated gross profit margins of 36.85% as compared to Human Nutrition’s gross profit margin of 12.78 percent, for the year ended December, 2015.[1]

•	Investor focus on Omega as a potential acquisition candidate following the May 2015 acquisition of Daybrook Fisheries (Omega’s sole major direct competitor) by Oceana Group, at a purchase price of $382 million.

o	The $382 million purchase price for Daybrook equated to an approximate 8X EBITDA trading multiple (based on Daybrook’s public disclosures).

o	At the time of the Daybrook acquisition, Omega was trading at a 4.5X EBITDA trading multiple[2] – a 78% discount to what Daybrook had just sold for.

o	On the day of the deal’s announcement, Omega’s stock increased over 12%, closing at $13.10.

•	Wynnefield’s proposed nomination of highly qualified, fully independent directors to the Company’s Board, in order to address capital allocation decisions and prevent further erosion of stockholder capital. If Wynnefield’s nominees are elected, they have expressed their intention to work as part of Omega’s classified Board to adopt good governance practices and to reverse stockholder unfriendly policies.

______________________

1 Source: Omega Protein’s Fourth Quarter and Full Year 2015 Financial Results Press Release dated March 9, 2016

2 Source: Omega Protein’s public filings, second quarter 2014 – first quarter 2015

Mr. Obus continued: “Omega stated in its preliminary proxy filed with the S.E.C. that David H. Clarke, one of Wynnefield’s nominees to the Board is ‘well-qualified to serve on the Board and will represent our stockholders best interest.’ We agree. But we are convinced that all of our nominees possess the type of credentials, expertise and experience comparable to Mr. Clarke’s making them equally well-qualified to serve as directors. Our candidates are truly independent, have no prior relationship with Wynnefield and are not being compensated for agreeing to be nominees to the Board. If elected, they will receive the same compensation for serving as all other directors. Our nominees are exclusively committed to serving the best interest of all stockholders.”

Wynnefield believes that urgent change is needed on Omega’s Board. The Company’s stockholders should have little confidence that incumbent Board nominee Mr. Gary J. Ermers, a health industry executive with no prior public board experience, will take the steps necessary to enhance stockholder value. Omega’s incumbent Board will not rectify what Wynnefield believes to be a failed business strategy of Human Nutrition, because they refuse to even acknowledge that Human Nutrition is a failed business strategy.

Wynnefield looks forward to directly engaging with stockholders following the filing of Wynnefield’s proxy statement. Ultimately, Omega’s stockholders will decide on the best course for maximizing sustained value, and who is best suited to execute that strategy.

A summary of Wynnefield’s analysis of Omega’s capital misallocation and critique of its governance deficiencies, as well as biographical information of each of Wynnefield’s proposed nominees, is contained on Schedule 13D/A (Amendment No. 3, as filed with the Securities and Exchange Commission on March 1, 2016 amendment No. 4 as filed with the S.E.C. on March 30, 2016 and amendment No. 5 as filed with the S.E.C. on April 28, 2016), which can be found at: http://www.sec.gov/Archives/edgar/data/1053650/000114420416085133/v432871_sc13da.htm.

Additional Information and Where to Find It

Wynnefield Partners Small Cap Value, L.P.; Wynnefield Partners Small Cap Value, L.P. I; Wynnefield Small Cap Value Offshore Fund, Ltd.; Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan; Wynnefield Capital Management, LLC; Wynnefield Capital, Inc.; Joshua H. Landes; and Nelson Obus (collectively, “Wynnefield”) together with Michael N. Christodolou, David H. Clarke and James L. Sherbert, Jr are participants in the solicitation of proxies from stockholders in connection with the 2016 Annual Meeting of Stockholders (the "Annual Meeting") of Omega Protein Corporation (the "Company"). Wynnefield intends to file a proxy statement (the "2016 Proxy Statement") with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for the Annual Meeting unless it withdraws its nominations.

Wynnefield may be deemed to beneficially own 1,752,636 shares of the Company's common stock, representing approximately 7.9% of the Company's outstanding common stock. None of the other participants own any shares of the Company's common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2016 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after any filing of its definitive 2016 Proxy Statement with the SEC, Wynnefield intends to mail the definitive 2016 Proxy Statement and an accompanying proxy card to some or all stockholders pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2016 Proxy Statement and any other documents filed by Wynnefield with respect to the Company with the SEC in connection with the Annual Meeting at the SEC's website (http://www.sec.gov).

Media:

Mark Semer or Daniel Yunger

Kekst

mark.semer@kekst.com / daniel.yunger@kekst.com

212.521.4800